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Filed Pursuant to Rule 424(b)(7)
File No. 333-210226

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 19, 2016

Prospectus Supplement to Prospectus dated March 15, 2016

TRINSEO S.A.

10,669,567 Ordinary Shares

        The selling shareholder named in this prospectus supplement is offering 10,669,567 of our ordinary shares. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholder.

        Our ordinary shares are listed on the New York Stock Exchange under the symbol "TSE." On September 19, 2016, the last sale price of our ordinary shares as reported on the New York Stock Exchange was $55.76 per ordinary share.

        Investing in our ordinary shares involves substantial risk. Please read "Risk Factors" beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying base prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriter has agreed to purchase our ordinary shares from the selling shareholder at a price of $            per share, which will result in approximately $            of proceeds to the selling shareholder before expenses. The underwriter may offer the ordinary shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. We have agreed to reimburse the underwriter for certain expenses in connection with this offering. See "Underwriting."

        The underwriter expects to deliver the shares against payment in New York, New York on or about                    , 2016.

Morgan Stanley

The date of this prospectus supplement is                    , 2016

Prospectus

        We have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of the applicable document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        Unless otherwise indicated or the context otherwise requires, the terms "Trinseo," "we," "us," "our," "our Company," and "our business" refer to Trinseo S.A. together with its consolidated subsidiaries. Prior to our formation, our businesses were wholly-owned by The Dow Chemical Company, which we refer to as "Dow." We refer to our predecessor businesses as "the Styron business." On June 17, 2010, investment funds advised or managed by Bain Capital Private Equity, LP acquired the Styron business, and Dow Europe Holding B.V. retained an ownership interest in the Styron business through an indirect ownership interest in us. References to "selling shareholder" and "Parent" refer to Bain Capital Everest Manager Holding SCA, who is selling shares pursuant to this prospectus supplement.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and certain other matters relating to us, our business and prospects. The second part, the accompanying prospectus, contains certain other information.

        The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents that we file or have filed with the Securities and Exchange Commission (the "SEC"). To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference filed before the date of this prospectus supplement, the information in this prospectus supplement will supersede such information.

NON-GAAP FINANCIAL MEASURES

        We refer to the terms EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein. These are supplemental financial measures that are not prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

        See note 4 to the section titled "Prospectus Supplement Summary—Summary Historical Financial and Operating Data" for a description of the calculation of EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation, including the reasons that we believe this information is useful to management and why it may be useful to investors, and a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation to the most closely comparable financial measure calculated in accordance with GAAP. Our measurements of EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation may not be comparable to those of other companies.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our ordinary shares. You should carefully read this entire prospectus supplement, the accompanying prospectus and the financial data and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our ordinary shares.

 Our Company

        We are a leading global materials company engaged in the manufacture and marketing of synthetic rubber, latex, and plastics, including various specialty and technologically differentiated products. We believe that growth in overall consumer spending and construction activity, increased demand in the automotive industry for higher fuel efficiency and lighter-weight materials, and improving living standards in emerging markets will result in growth in the global markets in which we compete. In addition, we believe our increasing business presence in developing regions such as China, Southeast Asia, and Eastern Europe further enhances our prospects.

        We develop synthetic rubber, latex and plastics products that are incorporated into a wide range of our customers' products throughout the world, including tires and other products for automotive applications, carpet and artificial turf backing, coated paper and packaging board, food packaging, appliances, medical devices, consumer electronics and construction applications, among others. We seek to regularly develop new and improved products and processes, supported by our intellectual property portfolio, designed to enhance our customers' product offerings. We have long-standing relationships with a diverse base of global customers, many of whom are leaders in their markets and rely on us for formulation, technological differentiation, and compounding expertise to find sustainable solutions for their businesses. Many of our products represent only a small portion of a finished product's production costs, but provide critical functionality to the finished product and are often specifically developed to customer specifications. We believe these product traits result in substantial customer loyalty for our products.

        We have significant manufacturing and production operations around the world, which allows us to serve our global customer base. As of December 31, 2015, our production facilities included 34 manufacturing plants (which included a total of 80 production units) at 26 sites across 14 countries, including joint ventures and contract manufacturers. Our manufacturing locations include sites in emerging markets such as China and Indonesia. Additionally, as of December 31, 2015, we operated 11 research and development ("R&D") facilities globally, including mini plants, development centers and pilot coaters, which we believe are critical to our global presence and innovation capabilities.

        We are a global business with a diverse geographic revenue mix and significant operations around the world.

        For the six months ended June 30, 2016, we generated net sales of $1,863.8 million, net income of $172.6 million, Adjusted EBITDA of $325.6 million and Adjusted EBITDA excluding inventory revaluation of $322.4 million. For the year ended December 31, 2015, we generated net sales of $3,971.9 million, net income of $133.6 million, Adjusted EBITDA of $492.0 million and Adjusted EBITDA excluding inventory revaluation of $550.3 million. Additional information regarding Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation, including a reconciliation of these metrics to net income (loss), is included in note 4 to the table "—Summary Historical Financial and Operating Data."

Recent Developments

Share Repurchases

        During the third quarter of 2016, the Company completed its repurchase program announced on June 22, 2016. Under the program, the Company purchased 1,759,194 ordinary shares from its shareholders through a combination of open market transactions for an aggregate purchase amount of approximately $100.0 million. The shares were repurchased at a weighted-average price per share of $56.68.

Corporate Information

        Our global operating center is located at 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312, and our telephone number at this address is (610) 240-3200. We maintain a website at www.trinseo.com. The information on, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus, and you should not rely on any such information in making the decision whether to purchase our ordinary shares.

 The Offering

Ordinary shares offered by the selling shareholder	10,669,567 ordinary shares.
Ordinary shares outstanding after this offering	45,145,431 ordinary shares, excluding treasury shares.
Use of proceeds	We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholder.
Dividend policy

On July 20, 2016, we made a repayment of equity of $0.30 per ordinary share to our shareholders of record as of the close of business on July 6, 2016. Although we expect to continue to make quarterly cash distributions to our shareholders as repayments of equity or dividends, any future determination to pay dividends or make other distributions to our shareholders will be at the discretion of our board of directors. See "Dividend Policy."

Risk factors

You should read carefully the information set forth under "Risk Factors" herein and in the accompanying prospectus for a discussion of factors that you should consider before deciding to invest in our ordinary shares.

New York Stock Exchange trading symbol	"TSE".

 Summary Historical Financial and Operating Data

        The following table sets forth our summary historical financial and operating data and other information as of the dates and for the periods indicated. The historical results of operations for the three and six month periods ended June 30, 2016 and 2015, and the historical balance sheet data as of June 30, 2016 presented below were derived from our unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement. The historical results of operations data for the years ended December 31, 2015, 2014, and 2013, and the historical balance sheet data as of December 31, 2015 and 2014 presented below were derived from our audited consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement. The historical balance sheet data as of June 30, 2015 was derived from our unaudited condensed consolidated financial statements and the related notes thereto not incorporated by reference into this prospectus supplement. The historical balance sheet data as of December 31, 2013 was derived from our audited consolidated financial statements and the related notes thereto not incorporated by reference into this prospectus supplement. The data in the following table related to EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation are unaudited for all periods presented.

        Our historical results are not necessarily indicative of the results to be expected for any future periods.

        This summary historical financial and other data should be read in conjunction with the disclosures set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto, both of which can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and in our Annual Report on Form 10-K for the year ended December 31, 2015, each of which is incorporated by reference herein.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
(in millions, except per share data)	2016	2015	2016	2015	2015	2014	2013
Statement of Operations Data:
Net sales(1)	$969.7	$1,028.7	$1,863.8	$2,046.9	$3,971.9	$5,128.0	$5,307.4
Cost of sales(1)	800.0	886.5	1,554.4	1,801.7	3,502.8	4,830.6	4,949.4

Gross profit	169.7	142.2	309.4	245.2	469.1	297.4	358.0
Selling, general and administrative expenses	52.2	50.7	106.7	102.4	208.0	232.6	216.9
Equity in earnings of unconsolidated affiliates	38.6	40.8	73.6	77.5	140.2	47.7	39.1

Operating income	156.1	132.3	276.3	220.3	401.3	112.5	180.2
Interest expense, net	18.8	25.6	37.7	54.5	93.2	124.9	132.0
Loss on extinguishment of long-term debt(2)	—	95.2	—	95.2	95.2	7.4	20.7
Other expense, net	12.9	3.2	15.5	6.7	9.1	27.8	27.9

Income (loss) before income taxes	124.4	8.3	223.1	63.9	203.8	(47.6)	(0.4)
Provision for income taxes	28.6	7.5	50.5	25.4	70.2	19.7	21.8

Net income (loss)	$95.8	$0.8	$172.6	$38.5	$133.6	$(67.3)	$(22.2)

Weighted average shares—basic	47.0	48.8	47.8	48.8	48.8	43.5	37.3

Net income (loss) per share—basic	$2.04	$0.02	$3.61	$0.79	$2.74	$(1.55)	$(0.60)

Weighted average shares—diluted	47.9	48.9	48.6	48.9	49.0	43.5	37.3

Net income (loss) per share—diluted	$2.00	$0.02	$3.55	$0.79	$2.73	$(1.55)	$(0.60)

Repayment of equity per share	$0.30	—	$0.30	—	—	—	—

Other Financial Data:
Depreciation and amortization	$24.9	$21.7	$47.9	$44.2	$96.8	$103.7	$95.2
Capital expenditures, net of subsidy(3)	26.7	13.7	53.2	41.4	107.1	98.6	54.8
EBITDA(4)	168.1	55.6	308.7	162.6	393.8	181.0	226.8
Adjusted EBITDA(4)	182.4	151.3	325.6	260.1	492.0	261.6	277.9
Adjusted EBITDA excluding inventory revaluation(4)	169.5	121.9	322.4	272.9	550.3	326.0	318.3
Balance Sheet Data:
Cash and cash equivalents			$465.2	$231.1	$431.3	$220.8	$196.5
Working capital(5)			928.8	741.1	839.8	748.7	810.2
Total assets(6)			2,362.6	2,289.1	2,258.9	2,356.1	2,574.8
Debt(6)			1,188.3	1,221.2	1,182.1	1,202.2	1,336.4
Total liabilities(6)			1,899.2	2,001.2	1,869.9	2,035.3	2,231.6
Total shareholders' equity			463.4	287.9	389.0	320.9	343.2

(1)
Net sales and cost of sales increase or decrease based on fluctuations in raw material prices. Consistent with industry practice, and as permitted under agreements with many of our customers, raw material price changes are generally passed through to customers by means of corresponding price changes.

(2)
For the three and six months ended June 30, 2015 and the year ended December 31, 2015, the loss on extinguishment of debt of $95.2 million related to the Company's debt refinancing in May 2015, and was comprised of both a call premium and the write-off of unamortized deferred financing fees. For the year ended December 31, 2014, the loss on extinguishment of debt related to the July 2014 redemption of $132.5 million in aggregate principal amount of the 2019 Senior Notes, using a portion of the proceeds from our initial public offering. For the year ended December 31, 2013, the loss on extinguishment of debt related to the January 2013 amendment of our 2018 Senior Secured Credit Facility and the repayment of $1,239.0 million of outstanding Term Loans. No such charges were recorded for the three and six months ended June 30, 2016.

(3)
Represents capital expenditures, net of government subsidies received for solution styrene-butadiene rubber, or SSBR, expansion of $2.2 million and $18.8 million for the years ended December 31, 2015 and 2013, respectively. The $2.2 million of government subsidies received in 2015 were received during the three and six months ended June 30, 2015. No government subsidies were received in the three and six months ended June 30, 2016 or in the year ended December 31, 2014. For the year ended December 31, 2014, capital expenditures include approximately $26.1 million for the reacquisition of production capacity rights at the Company's rubber production facility in Schkopau, Germany.

(4)
We believe that the presentation of Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation provides investors with a useful analytical indicator of our performance and of our ability to service our indebtedness.

  We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; advisory fees paid to affiliates of our Parent; gains or losses on the dispositions of businesses and assets; restructuring and other items. We describe these other costs in more detail below.

  We present Adjusted EBITDA excluding inventory revaluation in order to facilitate the comparability of results by investors from period to period by adjusting cost of sales to reflect the cost of raw material during the period, which is often referred to as the replacement cost method of inventory valuation. We believe this measure minimizes the impact of raw material purchase price volatility in evaluating our performance. Our approach to calculating inventory revaluation is intended to represent the difference between the results under the FIFO and the replacement cost methods. However, our calculation could differ from the replacement cost method if the monthly raw material standards are different from the actual raw material prices during the month and production and purchase volumes differ from sales volumes during the month. These factors could have a significant impact on the inventory revaluation calculation.

  There are limitations to using financial measures such as Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation. These performance measures are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income (loss) as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may define Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income (loss), which is determined in accordance with GAAP.

  Adjusted EBITDA and Adjusted EBITDA excluding inventory revaluation are calculated as follows for the three and six months ended June 30, 2016 and 2015 and for the years ended December 31, 2015, 2014, and 2013, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
(in millions)	2016	2015	2016	2015	2015	2014	2013
Net income (loss)	$95.8	$0.8	$172.6	$38.5	$133.6	$(67.3)	$(22.2)
Interest expense, net	18.8	25.6	37.7	54.5	93.2	124.9	132.0
Provision for income taxes	28.6	7.5	50.5	25.4	70.2	19.7	21.8
Depreciation and amortization	24.9	21.7	47.9	44.2	96.8	103.7	95.2

EBITDA(a)	$168.1	$55.6	$308.7	$162.6	$393.8	$181.0	$226.8
Loss on extinguishment of long-term debt	—	95.2	—	95.2	95.2	7.4	20.7
Asset impairment charges or write-offs(b)	—	—	—	—	—	—	9.9
Net loss (gain) on disposition of businesses and assets(c)	12.9	—	12.9	—	—	(0.6)	4.2
Restructuring and other charges(d)	1.1	(0.1)	1.8	0.4	0.8	10.0	10.8
Fees paid pursuant to advisory agreement(e)	—	—	—	—	—	25.4	4.7
Other items(f)	0.3	0.6	2.2	1.9	2.2	38.4	0.8

Adjusted EBITDA	$182.4	$151.3	$325.6	$260.1	$492.0	$261.6	$277.9

Inventory revaluation	(12.9)	(29.4)	(3.2)	12.8	58.3	64.4	40.4

Adjusted EBITDA excluding inventory revaluation(g)	$169.5	$121.9	$322.4	$272.9	$550.3	$326.0	$318.3

(a)
We refer to EBITDA in making operating decisions because we believe it provides meaningful supplemental information regarding our operational performance. Other companies in our industry may define EBITDA differently than we do. As a result, it may be difficult to use EBITDA, or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of our EBITDA results to our net income (loss), which is determined in accordance with GAAP. See the "Selected Segment Information" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015 for further detail on EBITDA by each of our reportable segments.

(b)
Asset impairment charges or write-offs for the year ended December 31, 2013 relate primarily to a $9.2 million impairment charge for fixed assets at our polycarbonate manufacturing plant in Stade, Germany. See Note 7 in the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion.

(c)
During the three and six months ended June 30, 2016, the Company recorded an impairment charge for the estimated loss on sale of our primary operating entity in Brazil, which includes both latex and automotive businesses, of approximately $12.9 million. See Note 15 in the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 for further discussion. Net loss (gain) on disposition of businesses and assets for the years ended December 31, 2014 and 2013 of $(0.6) million and $4.2 million, respectively, relate to the sale of the Company's expandable polystyrene, or EPS, business, which closed in September 2013, and for which a contingent gain of $0.6 million was recorded during the fourth quarter of 2014. See Note 3 in the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion.

(d)
Restructuring and other charges for the three and six months ended June 30, 2016 relate to employee termination benefit and decommissioning charges incurred in connection with the closure of our Allyn's Point latex manufacturing facility in Gales Ferry, Connecticut, as well as employment termination benefit charges related to the expected elimination of certain corporate functions prior to the sale of our latex and automotive businesses in Brazil. Restructuring and other charges for the six months ended June 30, 2015 relate primarily to the polycarbonate restructuring within our Basic Plastics & Feedstocks segment, for the reimbursement of decommissioning and demolition charges to Dow in connection with the shutdown of its Freeport, Texas facility. See Note 16 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 for further discussion.

Restructuring and other charges for the year ended December 31, 2015 relate primarily to the polycarbonate restructuring within our Basic Plastics & Feedstocks segment noted above. Restructuring and other charges for the years ended December 31, 2014 and 2013 were incurred primarily in connection with the shutdown of our latex manufacturing plant in Altona, Australia and the restructuring within our Basic Plastics & Feedstocks segment noted above. See Note 20 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion.

Note that the accelerated depreciation charges incurred as a part of the Allyn's Point shutdown, and the 2014 polycarbonate restructuring within our Basic Plastics & Feedstocks segment, are included within the "Depreciation and amortization" caption above, and therefore are not included as a separate adjustment within this caption.

(e)
Represents fees paid under the terms of our advisory agreement with Bain Capital Private Equity, LP (the "Advisory Agreement"). For the year ended December 31, 2014, this includes a charge of $23.3 million for fees incurred in connection with the termination of the Advisory Agreement, pursuant to its terms, upon consummation of the Company's initial public offering in June 2014. See Note 18 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion.

(f)
Other items for the three and six months ended June 30, 2016 relate to fees incurred in conjunction with the Company's secondary offerings completed in May 2016 and March 2016, respectively. See Note 18 in the condensed consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 for further discussion. Other items for the three and six months ended June 30, 2015 and for the years ended December 31, 2015 and 2014 consist of costs related to the process of changing our corporate name from Styron to Trinseo. For the year ended December 31, 2014, these costs also include a one-time $32.5 million termination payment made to Dow in connection with the termination of our Latex JV Option Agreement. See Note 18 in the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for further discussion.

(g)
See the discussion above this table for a description of Adjusted EBITDA excluding inventory revaluation.
(5)
Working capital is defined as current assets minus current liabilities.

(6)
In April 2015, the Financial Accounting Standards Board ("FASB") issued guidance that requires deferred financing fees related to a recognized debt liability be presented on the balance sheet as a direct reduction of the carrying value of that debt liability, consistent with debt discounts. The recognition and measurement guidance for deferred financing fees are not affected. The Company adopted this guidance effective January 1, 2016. Balances as of December 31, 2015 presented herein have been retrospectively adjusted to reflect this adoption, with resulting impacts to the captions "Total assets" and "Total liabilities," consistent with our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 incorporated by reference herein.

Balances presented for all periods within the "Debt" caption above reflect gross debt balances outstanding at each period end, and do not reflect a reduction for the reclassification of unamortized deferred financing fees noted above.

RISK FACTORS

        An investment in our ordinary shares involves various risks. You should carefully consider the following risks and all of the other information contained in this prospectus supplement and the accompanying prospectus before investing in our ordinary shares. In addition, you should read and consider the risk factors associated with our business included in the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. See "Where You Can Find More Information." The risks described below and incorporated herein by reference are those which we believe are the material risks that we face. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment in our ordinary shares.

 Risks Related to the Offering

Our share price could be extremely volatile, and, as a result, you may not be able to resell your ordinary shares at or above the price you paid for them.

        Since our initial public offering in June 2014, the price of an ordinary share, as reported on the New York Stock Exchange, has ranged from a low of $11.92 on November 14, 2014 to a high of $60.02 on August 30, 2016. In addition, the stock market in general has been highly volatile. As a result, the market price of our ordinary shares is likely to be similarly volatile, and investors in our ordinary shares may experience a decrease, which could be substantial, in the value of their shares, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our ordinary shares could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus supplement or the accompanying prospectus and others such as:

  •
  variations in our operating performance and the performance of our competitors;

  •
  actual or anticipated fluctuations in our quarterly or annual operating results;

  •
  publication of research reports by securities analysts about us or our competitors or our industry;

  •
  our failure or the failure of our competitors to meet analysts' projections or guidance that we or our competitors may give to the market;

  •
  additions and departures of key personnel;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments affecting us or our industry;

  •
  speculation in the press or investment community;

  •
  changes in accounting principles;

  •
  terrorist acts, acts of war or periods of widespread civil unrest;

  •
  natural disasters and other calamities; and

  •
  changes in general market and economic conditions.

        In the past, securities class action litigation has often been initiated against companies following periods of volatility in their share price. This type of litigation could result in substantial costs and divert our management's attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

There may be sales of a substantial amount of our ordinary shares after this offering by our current shareholders, and these sales could cause the price of our ordinary shares to fall.

        As of September 6, 2016, there were 45,145,431 of our ordinary shares outstanding, excluding treasury shares. Of our issued and outstanding shares, all the ordinary shares sold in our initial public offering and subsequent registered offerings, including this offering, will be freely transferable, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Following completion of this offering based on the shares outstanding as of September 6, 2016, approximately 0.5% of our outstanding ordinary shares, excluding treasury shares, will be beneficially owned by our officers and directors.

        Certain of our directors, executive officers and our Parent have entered into lock-up agreements with the underwriter, which regulate their sales of our ordinary shares for a period of 30 days after the date of this prospectus supplement, subject to certain exceptions.

        Sales of substantial amounts of our ordinary shares in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our ordinary shares and make it difficult for us to raise funds through securities offerings in the future. Of the shares to be outstanding after the offering, the shares sold in our initial public offering and subsequent registered offerings, including the shares offered by this prospectus supplement and the shares issued under our 2014 Omnibus Incentive Plan, are eligible for immediate sale in the public market without restriction by persons other than our affiliates.

        In addition, as of September 6, 2016, we had 2,523,384 ordinary shares that were registered and reserved for issuance under our 2014 Omnibus Incentive Plan.

If you purchase shares in this offering, you will suffer immediate and substantial dilution.

        As of June 30, 2016, our net tangible book value per share was $4.07. If you purchase ordinary shares in this offering, you will incur immediate and substantial dilution in the pro forma book value of your ordinary shares because the price that you pay will be substantially greater than the net tangible book value deficiency per share of the ordinary shares you acquire. You will experience additional dilution upon the exercise of options to purchase our ordinary shares, including those options currently outstanding and those granted in the future, and the issuance of restricted stock units or other equity awards under our equity incentive plans. To the extent we raise additional capital by issuing equity securities, our shareholders will experience substantial additional dilution.

The declaration, payment and amount of dividends or other cash distributions to our shareholders will be made at the discretion of our board of directors and will depend on a number of factors.

        On June 21, 2016, our shareholders authorized our board of directors to make repayments of equity at times and in amounts set by the board. On July 20, 2016, we made a repayment of equity in the amount of $0.30 per share and anticipate making similar cash payments in subsequent quarters. See "Dividend Policy." However, the repayment of equity or payment of dividends will be at the discretion of our board of directors and our board of directors may, in its discretion, reduce or eliminate the payment of dividends or other cash distributions to our shareholders. Luxembourg law also limits the amounts that may be distributed to our shareholders. Under Luxembourg law, annual cash dividends must be paid from statutory accounting profits and approved by shareholders. Unless it receives dividends from its subsidiaries, Trinseo S.A. will not have statutory accounting profits without dividends from its subsidiaries as a holding company without operations. The ability to pay dividends on our ordinary shares is also limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the credit agreement governing our subsidiaries' indebtedness. Additionally, our subsidiaries are located in a variety of jurisdictions, which could impose additional restrictions or limitations on the ability of these subsidiaries to pay dividends or make distributions to us.

        Any future determination to pay dividends or make other distributions to our shareholders will also depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

Following the completion of this offering our Parent will no longer own ordinary shares of our Company and as of May 12, 2016 we are no longer a "controlled company" within the meaning of the NYSE rules and the rules of the SEC. We continue to rely on "controlled company" exemptions from certain NYSE and SEC corporate governance requirements during a one-year transition period.

        As of May 12, 2016, our Parent no longer controlled a majority of the voting power of our outstanding ordinary shares. Based on the number of ordinary shares outstanding as of September 6, 2016, excluding treasury shares, our Parent currently owns approximately 23.6% of our ordinary shares and, after the completion of this offering, will not own any of our ordinary shares. Since the consummation of our offering of ordinary shares in May 2016, we are no longer a "controlled company" within the meaning of the listing rules of the NYSE. Consequently, under the NYSE listing rules, we are required to have compensation and nominating and corporate governance committees composed entirely of independent directors by May 12, 2017. During this transition period, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the NYSE listing rules. We currently rely on these exemptions from corporate governance requirements and we intend to rely on such exemptions for the duration of the transition period. Accordingly, during the transition period, you will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance standards.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, including information incorporated by reference herein, contains forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management's evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, market and regulatory conditions and the following:

  •
  our current level of indebtedness;

  •
  the stability of our joint ventures;

  •
  changes in regulations in the jurisdictions where we manufacture;

  •
  lawsuits resulting from products or operations;

  •
  volatility in costs or disruption in the supply of the raw materials utilized for our products;

  •
  hazards associated with chemical manufacturing;

  •
  the competitive nature of our end markets;

  •
  our continued reliance on our relationship with The Dow Chemical Company;

  •
  our compliance with environmental, health and safety laws;

  •
  conditions in the global economy and capital markets;

  •
  any disruptions in production at our manufacturing facilities;

  •
  increases in the cost of energy;

  •
  our ability to maintain the necessary licenses and permits we need for our operations;

  •
  failure to maintain an effective system of internal controls;

  •
  current insurance not covering all potential exposures;

  •
  the outcome of certain government investigations;

  •
  changes in laws and regulations applicable to our business;

  •
  our dependence upon key executive management and any inability to attract and retain other qualified management personnel;

  •
  fluctuations in currency exchange rates;

  •
  strategic acquisitions affecting current operations;

  •
  our ability to receive distributions from our subsidiaries and joint ventures;

  •
  the outcome of the ongoing investigation involving one of our joint ventures;

  •
  the loss of customers;

  •
  any inability to continue technological innovation and successful introduction of new products;

  •
  any inability to protect our trademarks, patents or other intellectual property rights;

  •
  data security breaches;

  •
  failure of our assumptions and projections to be accurate;

  •
  local business risks in different countries in which we operate;

  •
  seasonality of our business;

  •
  adverse events affecting the stability and standing of the European Union; and

  •
  other risks described in the "Risk Factors" section of this prospectus supplement.

        We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled "Risk Factors" and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Annual Report on Form 10-K and from our Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus supplement. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other public communications. You should evaluate all forward-looking statements made in this prospectus supplement and the documents incorporated by reference herein in the context of these risks and uncertainties.

        We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus supplement and the documents incorporated by reference herein are made only as of the date of the applicable document. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of our ordinary shares by the selling shareholder.

        See "Selling Shareholder" and "Underwriting."

MARKET PRICE OF OUR ORDINARY SHARES

        Our ordinary shares have been listed on the New York Stock Exchange under the symbol "TSE" since June 12, 2014. Prior to that time, there was no public market for our ordinary shares. The following table sets forth for the periods indicated the high and low sale prices of our ordinary shares on the New York Stock Exchange.

Fiscal Quarter	High	Low
2014:
Second quarter (from June 12, 2014)	$22.99	$20.00
Third quarter	$21.78	$15.54
Fourth quarter	$18.84	$11.92
2015:
First quarter	$20.76	$14.14
Second quarter	$30.44	$19.42
Third quarter	$33.69	$23.46
Fourth quarter	$32.96	$24.80
2016:
First quarter	$39.23	$21.92
Second quarter	$49.72	$36.19
Third quarter (through September 19, 2016)	$60.02	$41.60

        A recent reported closing price for our ordinary shares is set forth on the cover page of this prospectus supplement. American Stock Transfer and Trust Company, LLC is the transfer agent and registrar for our ordinary shares. As of September 6, 2016, there were 2 holders of record of our ordinary shares.

 DIVIDEND POLICY

        We made a repayment of equity of $0.30 per ordinary share payable in cash on July 20, 2016 to our shareholders of record as of the close of business on July 6, 2016. Prior to this distribution, we had not declared or paid dividends or other cash distributions on our ordinary shares since becoming a public company.

        Luxembourg law permits cash distributions to shareholders through the repayment of shareholders' equity. The amount of this distribution may not cause the annual non-consolidated statutory net assets of Trinseo S.A. to fall below the aggregate of its issued and subscribed share capital and legal reserves. We expect that our reserves available for distribution will permit us to make cash distributions to our shareholders into 2017. Our shareholders have authorized our board of directors to make equity repayments in amounts and in frequencies determined by the board of directors and at all times in compliance with Luxembourg law. Nevertheless, this authorization from our shareholders does not require that our board of directors declare and make an equity repayment, or guarantee that they will continue do so in the future.

        Payment of dividends on our ordinary shares is subject to the determination and declaration by our board of directors and the approval of our shareholders under Luxembourg law. Luxembourg law also limits the amounts that may be distributed to our shareholders. Under Luxembourg law, cash dividends must be paid from statutory accounting profits and approved by shareholders. Unless it receives dividends from its subsidiaries, Trinseo S.A. will not have statutory accounting profits as a holding company without operations.

        The ability to pay dividends on our ordinary shares is also limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the credit agreement governing our subsidiaries' indebtedness. Additionally, our subsidiaries are located in a variety of jurisdictions, which could impose additional restrictions or limitations on the ability of these subsidiaries to pay dividends or make distributions to us.

        Although we expect to continue to make quarterly cash distributions to shareholders as repayments of equity or dividends, any future determination to pay dividends or make other distributions to our shareholders will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our indebtedness and applicable Luxembourg law, and will depend upon our results of operations, financial condition, capital requirements and other factors that our board of directors deems relevant.

 DESCRIPTION OF SHARE CAPITAL

        The following is a summary of some of the terms of our ordinary shares, based on our articles of association.

        The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. You may obtain copies of our articles of association as described under "Where You Can Find More Information" in this prospectus.

General

        Trinseo S.A. is a Luxembourg public limited liability company (société anonyme). The company's legal name is "Trinseo S.A." Trinseo S.A. was incorporated on June 3, 2010 as a Luxembourg private limited liability company (société à responsabilité limitée) and was converted into a Luxembourg public limited liability company on April 29, 2011.

        Trinseo S.A. is registered with the Luxembourg Registry of Trade and Companies under number B 153.549. Trinseo S.A. has its registered office at 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg.

        The corporate purpose of Trinseo S.A. is stated in Article 3 of its articles of association. This purpose includes the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management, development and sale of those participations. Trinseo S.A. may acquire and sell, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Furthermore, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

        Additionally, Trinseo S.A. may borrow in any form and proceed to issue debt by private or public offerings of bonds, convertible bonds and debentures or any other securities or instruments it deems fit. In general, Trinseo S.A. may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which Trinseo S.A. has an interest or which form part of the group of companies to which Trinseo S.A. belongs or any other entity as Trinseo S.A. may deem fit.

        Trinseo S.A. may use any techniques, legal means and instruments to manage its investments in the participations efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks, and other risk. Finally, it can also perform all commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly supports or relates to its corporate purpose.

Share Capital

        As of September 6, 2016, our issued share capital amounts to $487,779.34, represented by 48,777,934 issued ordinary shares, including 3,632,503 ordinary shares held in treasury, each with a nominal value of $0.01 per share. All issued shares were fully paid. Our treasury shares have no voting rights or any rights to receive dividends or other distributions made by the Company.

        Our articles of association authorize our board of directors to issue ordinary shares within the limits of the authorized share capital at such times and on such terms as our board of directors may decide for a period commencing on the date of publication of our amended articles of association (i.e., June 11, 2014) and ending five years after the date on which the minutes of the shareholders'

meeting approving such authorization are published in the Luxembourg official gazette (Recueil des Sociétés et Associations (RESA)) (unless such period is extended, amended or renewed). Accordingly, our board is authorized to issue up to 50,000,000,000 ordinary shares during such period. We currently intend to seek renewals and/or extensions as required from time to time.

        Our authorized share capital is determined by our articles of association, as amended from time to time, and may be increased, reduced or extended by amending the articles of association by approval of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting.

        Under Luxembourg law, our shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value but in any event not below the nominal value per ordinary share as well as by way of incorporation of available reserves (including premium).

        The board of directors will resolve on a shares issuance for which it intends to waive or limit any pre-emptive subscription rights of shareholders in accordance with the quorum and voting thresholds set forth in our articles of association. The board of directors will also resolve on the applicable procedures and timelines to which it will, or has to, subject such issuance. If the proposal of the board of directors to issue new shares exceeds the limits of the our authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital accordingly and prioritizing the issue of shares exceeding the limit of the authorized share capital. This meeting will be subject to the two-third majority of the votes at a quorate extraordinary general shareholders' meeting. If a capital call proposed by the board of directors consists of an increase in the shareholders' commitments, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for such purpose. This meeting will be subject to the unanimous consent of the shareholders.

Form and Transfer of Shares

        Our ordinary shares are issued in registered form only and are freely transferable under Luxembourg law and our articles, provided that our board of directors may impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the applicable requirements. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our ordinary shares. Under Luxembourg law, the ownership of registered shares is established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholders register (registre des actionnaires) held by us at our registered office in Luxembourg. At all times, we keep a copy of the shareholders register in at our registered office in Luxembourg. Each transfer of shares shall be promptly made known to us as well as any changes to the shareholders register and we record such change in the shareholders register held at our registered office. For purposes of Luxembourg law, ownership of our ordinary shares is evidenced through registration from time to time in the shareholders register held at our registered office, and such registration is a means of evidencing title to the shares. For the avoidance of doubt, in case of discrepancy between the shareholders register held by us at our registered office in Luxembourg and any other separate register for the shares held by entities in Luxembourg or in other jurisdictions, the shareholders register (registre des actionnaires) held by us at our registered office in Luxembourg shall prevail.

        Without prejudice to the conditions for transfer by book entry where shares are recorded in the shareholder register on behalf of one or more persons in the name of a depository, each transfer of shares shall be effected by written declaration of transfer to be recorded in the shareholder register, such declaration to be dated and signed by the transferor and the transferee, or by their duly appointed agents. We may accept and enter into the shareholder register any transfer of shares effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

        Our articles of association provide that we may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the shares entered in such register and the holders of shares shall be entered into one of the registers and promptly made known to us for purposes of registration in the shareholders' register (registre des actionnaires) held by us at our registered office in Luxembourg. Shareholders may elect to be entered into one of these registers and to transfer their shares to another register so maintained. Entries in these registers is reflected in the shareholders' register maintained at our registered office.

        In addition, our articles of association also provide that our ordinary shares may be held through a securities settlement system or a professional depository of securities. Ordinary shares held in such manner have the same rights and obligations as ordinary shares recorded in our shareholders' register. Furthermore, ordinary shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form, the transfer being effective upon notification to us and registration in the shareholders' register (registre des actionnaires) held by us at our registered office in Luxembourg.

Issuance of Shares

        Pursuant to the Luxembourg law on commercial companies dated August 10, 1915, as amended, which we refer to as the Luxembourg Corporate Law, the issuance of ordinary shares requires the amendment of our articles of association by approval of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting (see "—General Meeting of Shareholders" and "—Amendment to the Articles of Association"). The general meeting may determine an authorized share capital and authorize the board of directors to issue ordinary shares up to the maximum amount of such authorized share capital for a maximum period of five years as from the date of publication in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations (RESA)) of the minutes of the relevant general meeting. The general meeting of shareholders may amend, renew or extend such authorized share capital and such authorization to the board of directors to issue shares.

        Our articles provide that no fractional shares shall be issued.

        Our ordinary shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our ordinary shares.

Pre-Emptive Rights

        Unless limited, waived or cancelled by our board of directors, holders of our ordinary shares have a pro rata pre-emptive right to subscribe for any new shares issued for cash consideration. Our articles of association provide that pre-emptive rights can be limited, waived or cancelled by our board of directors for a period ending on the fifth anniversary of the date on which the minutes of the shareholders' meeting approving such authorization are published in the Luxembourg Official Gazette (RESA), meaning June 11, 2019, unless such period is extended, amended or renewed, in the event of an increase of the share capital by the board of directors within the limits of the authorized share capital.

Repurchase of Shares

        We cannot subscribe for our own ordinary shares.

        We may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for our account, subject to the following conditions:

  •
  prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of repurchase for consideration, the minimum and maximum consideration per share;

  •
  the repurchase may not reduce our net assets on a non-consolidated basis to a level below the aggregate of the issued and subscribed share capital and the reserves that we must maintain pursuant to Luxembourg law or our articles of association;

  •
  only fully paid-up shares may be repurchased; and

  •
  the offer to acquire must be made on the same conditions to all similarly situated shareholders, except for acquisitions: (i) decided unanimously at a general meeting at which all the shareholders were present or represented; or (ii) by listed companies on the stock exchange.

        The general meeting of shareholders authorized the board of directors to repurchase up to 4.5 million of its ordinary shares. The authorization is valid for a period ending on the earlier of 2 years from the date of the decision (meaning until June 21, 2018) or the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell ordinary shares in the Company under the conditions set forth in Article 49-2 of the Luxembourg Corporate Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.

        The purchase price per ordinary share to be paid shall not represent more than $1,000 and shall not be less than $1.00.

        In addition, pursuant to Luxembourg law, Trinseo S.A. may directly or indirectly repurchase ordinary shares by decision of our board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to us or if the acquisition of shares has been made in view of the distribution thereof to employees.

Capital Reduction

        Our articles of association provide that our issued share capital may be reduced, subject to the approval or prior authorization of the requisite two-thirds majority of the votes at a quorate extraordinary general shareholders' meeting.

General Meeting of Shareholders

        Any regularly constituted general meeting of shareholders of Trinseo S.A. represents the entire body of shareholders of Trinseo S.A.

        Each of our ordinary shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders, and to exercise voting rights, subject to the provision of our articles of association. Each ordinary share entitles the holder to one vote at a general meeting of shareholders. Our articles of association provide that our board of directors shall adopt all other regulations and rules concerning the attendance to the general meeting, and availability of access cards, proxy forms in order to enable shareholders to exercise their right to vote as it deems fit.

        A shareholder may participate at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his proxy, the appointment of which shall be in writing. Our articles of association provide that our board of directors may determine a date by which we or our agents must have received duly completed proxy forms in order for such form to be taken into account at the general meeting.

        When convening a general meeting of shareholders, we will publish a notice (which must be published at least 30 days prior to the general meeting date) in the RESA, and in a Luxembourg newspaper. Our articles of association provide that notice of the convening of the general meeting of shareholders will also be provided in a form of easily accessible media which is reasonably expected to be relied upon for the effective dissemination of information to the public and throughout the European Economic Area.

        The right of a shareholder to participate in a general meeting of shareholders and exercise voting rights is determined by reference to the number of shares held by the shareholder at midnight (00:00) on the record date, which may be the day falling 14 days before the date of the general meeting of shareholders or another day set by our board of directors and mentioned in the convening notice. Each shareholder shall, on or before the record date, indicate to us its intention to participate in person at the general meeting of shareholders. Trinseo S.A. determines the manner in which this declaration is made. Proof of the qualification as a shareholder may only be those necessary to ensure the identification of shareholders. Our Board may determine any other conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders in person or in proxy.

        The annual ordinary general meeting of shareholders of Trinseo S.A. is held at 2:00 p.m. (Central European Time) on the first Monday of June of each year at the registered office of the Company or in any other place within the municipality of the registered office of the Company in the Grand Duchy of Luxembourg, as noticed to the shareholders, or abroad, if the board of directors considers in its absolute and final judgment, that exceptional circumstances so require. If that day is not a business day in Luxembourg, the meeting will be held on the next following business day.

        Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office of the Company at least five days before the general meeting of shareholders.

Voting Rights

        Each share entitles the holder thereof to one vote at a general meeting of shareholders. Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

        Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

  Ordinary Resolutions

        Pursuant to our articles of association, for any ordinary resolutions to be considered at a general meeting, the quorum at such meeting must be at least fifty percent (50%) of the issued share capital of the Company (unless otherwise mandatorily required by law) and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered "votes."

  Extraordinary Resolutions

        Extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized or issued capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a statutory merger or de-merger (scission), (d) dissolution and liquidation of Trinseo S.A. and (e) any and all amendments to our articles of association. Pursuant to our articles of association, for any extraordinary resolutions to be considered at a general meeting the quorum shall be at least one-half (50%) of the issued share capital of the Company unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened at which no quorum condition shall apply. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) at least two-thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered votes.

  Appointment and Removal of Directors

        Members of our board of directors may be elected by ordinary resolution at a general meeting of shareholders at a simple majority vote of shareholders. Our articles of association provide that all directors are elected for a period of three years, with the board divided into three classes of approximately equal size. At the annual general meeting of shareholders, one class per year will be elected. Any director may be removed with or without cause by ordinary resolution at a general meeting of shareholders. Our articles of association provide that in case of a vacancy, the other directors shall fill such vacancy on a provisional basis, until (i) the decision is ratified or (ii) a new director is elected, by an ordinary resolution of the next general meeting of shareholders. The directors shall be eligible for re-election indefinitely.

        Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our shares by non-Luxembourg residents.

Amendment to the Articles of Association

  Shareholder Approval Requirements

        Luxembourg law requires that an amendment of the articles of association be made by extraordinary resolution, such decision being taken with a qualified majority of votes. The agenda of the general meeting of shareholders must indicate the proposed amendments to the articles of association.

  Formalities

        Any resolutions to amend our articles of association must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and De-Merger

        A merger or de-merger by absorption whereby one Luxembourg company after its dissolution without liquidation transfers to another company all of its assets and liabilities in exchange for the issuance of shares in the acquiring company to the shareholders of the company being acquired, or a merger or de-merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting by an extraordinary resolution of the Luxembourg company, and the general meeting must be held before a notary.

Dissolution and Liquidation

        In the event of our dissolution, liquidation, or winding-up the assets remaining after allowing for the payment of all liabilities of the company will be paid out to the shareholders pro rata according to their respective shareholdings. Generally the decisions to dissolve, liquidate, or wind-up require the passing of an extraordinary resolution at a general meeting of our shareholders, and such meeting must be held before a notary. Shareholders of a Luxembourg public limited liability company have their liability limited to the capital contribution in respect of the shares they subscribed and paid or committed to pay for. However, distribution of dividends by the Company may not result in a reduction of the Company's net asset value below the amount of its capital.

No Appraisal Rights

        Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

Dividend Distributions

        Subject to Luxembourg law, if and when a dividend distribution is declared by the general meeting of shareholders or the board of directors in the case of interim dividend distributions, each ordinary share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, the general meeting of shareholders may approve a dividend distribution and the board of directors may declare an interim dividend distribution, to the extent permitted by Luxembourg law.

        Declared and unpaid dividend distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid dividend distributions will lapse in our favor five years after the date such dividend distribution was declared.

Annual Accounts

        Under Luxembourg law, the board of directors must prepare unconsolidated annual accounts, i.e., an inventory of the assets and liabilities of Trinseo S.A. together with a balance sheet and a profit and loss account each year. Our board of directors must also annually prepare consolidated accounts and management reports on the unconsolidated annual accounts and consolidated accounts. The unconsolidated annual accounts, the consolidated accounts, the management report and the auditor's reports must be available for inspection by shareholders upon request and free of charge, at our registered office at least 15 calendar days prior to the date of the annual ordinary general meeting of shareholders.

        The unconsolidated annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will be filed with the Luxembourg Registry of Trade and Companies.

Information Rights

        Luxembourg law gives shareholders limited rights to inspect certain corporate records 8 calendar days prior to the date of the annual ordinary general meeting of shareholders, including the unconsolidated annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management reports and the auditor's report.

        In addition, any registered shareholder is entitled to receive a copy of the unconsolidated annual accounts, the consolidated accounts, the auditor's reports and the management reports free of charge prior to the date of the annual ordinary general meeting of shareholders.

        Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses at the shareholders' general meeting to questions concerning items on the agenda of that general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

Board of Directors

        The management of Trinseo S.A. is vested in a board of directors (conseil d'administration). Our articles of association provide that the board of directors must comprise at least three members and no more than twelve members.

        The board of directors meets as often as Company interests require.

        A majority of the members of the board present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of the board members present or represented. The board may also take decisions by means of resolutions in writing signed by all directors. Each director has one vote. The general shareholders' meeting elects directors and decides their respective terms. Pursuant to our articles of association, the term of office of the directors is 3 years but they may be re-elected. The general shareholders' meeting may dismiss one or more directors at any time, with or without cause by an ordinary resolution. If the board has a vacancy, the remaining directors must fill such vacancy on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy expires at the end of the term of office of the replaced director, provided, however, that the next general shareholders' meeting shall be requested definitively to elect any temporary director.

        Within the limits provided for by law, our board may delegate to one or more persons the daily management of the Company and the authority to represent the Company.

        No director shall, solely as a result of being a director, be prevented from contracting with us, either with regard to his tenure in any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any contract in which any director is in any way interested be liable to be voided merely on account of his position as director, nor shall any director who is so interested be liable to account to us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director holding that office or of the fiduciary relationship thereby established.

        Any director having an interest in a transaction submitted for approval to the board may participate in the deliberations and vote thereon, unless the transaction is not in the ordinary course of the Company's business and that conflicts with the Company's interest, in which case the director shall be obliged to advise the board thereof prior to the vote and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations nor vote on such a transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

        No shareholding qualification for directors is required under Luxembourg law.

        Our articles of association provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxemburg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof. We may purchase and maintain insurance for any director or other officer against any such liability.

        No indemnification will be provided against any liability to us or our shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer or any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company.

Transfer Agent and Registrar

        The transfer agent and registrar for our ordinary shares is American Stock Transfer and Trust Company, LLC.

 MATERIAL UNITED STATES FEDERAL INCOME AND LUXEMBOURG TAX CONSIDERATIONS

United States Federal Income Tax Considerations

        Subject to the limitations and qualifications stated herein, this discussion sets forth the material U.S. federal income tax consequences of the ownership and disposition by U.S. Holders (as defined below) of the ordinary shares. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders and does not address tax consequences to a non-U.S. Holder investing in our ordinary shares.

        The discussion of a U.S. Holder's tax consequences addresses only those U.S. Holders that acquire their ordinary shares in this offering and that hold those ordinary shares as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of our shares, dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or "integrated" transaction, U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or foreign tax laws on a holder of ordinary shares.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of ordinary shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that was in existence on August 20, 1996 and validly elected under applicable Treasury Regulations to continue to be treated as a domestic trust. The term "non-U.S. Holder" means any beneficial owner of our ordinary shares that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) or a person holding our ordinary shares through a partnership.

        If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold our ordinary shares should consult their own tax advisors.

        You are Urged to Consult Your Own Independent Tax Advisor Regarding the Specific U.S. Federal, State, Local and Foreign Income and Other Tax Considerations Relating to the Ownership and Disposition of Our Ordinary Shares.

Cash Dividends and Other Distributions

        As described in the section entitled "Dividend Policy," we expect to make quarterly cash distributions to our shareholders as repayments of equity or dividends, however, any future determination to pay dividends or make other distributions to our shareholders will be at the discretion of our board of directors. To the extent distributions are made with respect to our ordinary shares, subject to the passive foreign investment company, or "PFIC," rules discussed below, a U.S. Holder of ordinary shares generally will be required to treat distributions received with respect to such ordinary shares (including any amounts withheld pursuant to Luxembourg tax law) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess (if any) treated as a non-taxable return of capital to the extent of the holder's adjusted tax basis in the ordinary shares and, thereafter, as capital gain. However, we do not maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that distributions with respect to our ordinary shares will constitute ordinary dividend income. Dividends paid on the ordinary shares will not be eligible for the dividends received deduction allowed to U.S. corporations.

        Dividends paid to a noncorporate U.S. Holder by a "qualified foreign corporation" may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its ordinary shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program. Our ordinary shares are readily tradable on the New York Stock Exchange. U.S. Internal Revenue Service ("IRS") guidance indicates that ordinary shares listed on the New York Stock Exchange will be readily tradable for purposes of satisfying the conditions required for these reduced tax rates. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

        Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder's gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

        A U.S. Holder that pays (whether directly or through withholding) Luxembourg income tax with respect to dividends paid on our ordinary shares may be entitled to receive either a deduction or a foreign tax credit for such Luxembourg income tax paid, or may be entitled to a reduced rate of withholding under the applicable income tax convention between Luxembourg and the United States, as described below under "Luxembourg Tax Considerations—Withholding Tax on Dividends." A U.S. Holder that receives dividends from which Luxembourg income tax has been withheld will be required to include the gross amount of the dividend in income, which amount may exceed the amount of cash received. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute "foreign source" income and generally will be categorized as "passive category income." However, if 50% or more of our stock is treated as held by U.S. persons, we will be treated as a "United States—owned foreign corporation," in which case dividends may be treated for foreign tax credit limitation purposes as "foreign source" income to the extent attributable to our non-U.S. source earnings and profits and as "U.S. source" income to the extent attributable to our U.S. source earnings and profits. Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Sale or Disposition of Ordinary Shares

        A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of the ordinary shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the ordinary shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder's adjusted tax basis in the ordinary shares determined in U.S. dollars. The initial tax basis of the ordinary shares to a U.S. Holder will be the U.S. Holder's U.S. dollar purchase price for the shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date).

        Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for our ordinary shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the ordinary shares have been held for more than one year. Under current law, long-term capital gains generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Medicare Contribution Tax

        In addition to the tax consequences described above under "Cash Dividends and Other Distributions" and "Sale or Disposition of Ordinary Shares," certain U.S. Holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare contribution tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold. For these purposes, "net investment income" includes, among other things, dividends on, and capital gains from the sale or other disposition of, stock. U.S. Holders are advised to consult their own tax advisors regarding the possible implications of this additional tax in light of their particular circumstances.

Potential Application of Passive Foreign Investment Company Provisions

        We do not currently expect to be treated as a PFIC for U.S. federal income tax purposes with respect to our taxable year ending December 31, 2016, and we do not expect to be treated as a PFIC in the future. However, our actual PFIC status for any taxable year will not be determinable until the close of such year, and, accordingly, there is no guarantee that we will not be a PFIC for the current or any future taxable year. A non-U.S. corporation is considered to be a PFIC for any taxable year if either:

  •
  at least 75% of its gross income is passive income (the "income test"); or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the "asset test").

        For purposes of the above tests, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the corporation's stock. Subject to various exceptions, passive income generally includes dividends, interest, rents, royalties and gains from the disposition of assets that produce or are held for the production of passive income.

        We must make a separate determination each year as to whether we are a PFIC. The determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our ordinary shares, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction. As a result, our PFIC status may change. If we are a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the ordinary shares. However, if we cease to be a PFIC, a U.S. Holder may avoid some of the adverse effects of the PFIC regime thereafter by making a "deemed sale" election with respect to the ordinary shares.

        If we are or become a PFIC in a taxable year in which we pay a dividend or the prior taxable year, the reduced dividend rate discussed above with respect to dividends paid to non-corporate holders would not apply. In addition, if we are a PFIC for any taxable year during which a U.S. Holder holds ordinary shares, the U.S. Holder will be subject to special tax rules with respect to any "excess distribution" that the U.S. Holder receives and any gain the U.S. Holder realizes from a sale or other disposition (including a pledge or a deemed disposition) of the ordinary shares, unless the U.S. Holder makes a "mark-to-market" election as discussed below. Distributions the U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions the U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder's holding period for the ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain from a sale or other disposition will be allocated ratably over the U.S. Holder's holding period for the ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which the Company became a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each other year will be subject to the highest applicable tax rate in effect for the applicable category of taxpayer for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. A U.S. Holder that is not a corporation will be required to treat any such interest as "personal interest," which is not deductible.

        The tax liability for amounts allocated to years prior to the year of disposition or "excess distribution" cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets. Special foreign tax credit rules apply with respect to excess distributions. Please consult your own tax advisor with respect to such rules.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our shares and any of our non-U.S. subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Under these circumstances, a U.S. Holder would be subject to U.S. federal income tax on (i) a distribution on the shares of a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, both as if such U.S. Holder directly held the shares of such lower-tier PFIC. You are urged to consult your own tax advisors about the application of the PFIC rules to any of our subsidiaries.

        Alternatively, in certain circumstances, a U.S. Holder of "marketable stock" (as defined below) of a PFIC may make a mark-to-market election with respect to such stock to elect out of the excess distribution regime discussed above. If a U.S. Holder makes a valid mark-to-market election for the ordinary shares the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder's taxable year over the U.S. Holder's adjusted basis in such ordinary shares. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in the U.S. Holder's income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. The U.S. Holder's basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the reduced rate discussed above under "—Cash Dividends and Other Distributions" would not apply. If a U.S. Holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer "marketable stock" (as defined below) or the IRS consents to the revocation of the election. A mark-to-market election would not be available with respect to a subsidiary PFIC of ours that a U.S. Holder is deemed to own for the purposes of the PFIC rules; accordingly, a U.S. Holder would not be able to mitigate certain of the adverse U.S. "excess distribution" federal income tax consequences of its deemed ownership of stock in our subsidiary PFICs by making a mark-to-market election. U.S. Holders are urged to consult their own tax advisors about the availability of the mark-to-market election and whether making the election would be advisable in their particular circumstances.

        As described above, the mark-to-market election is available only for "marketable stock," which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The New York Stock Exchange is a qualified exchange. Please consult your own tax advisor with respect to such rules.

        U.S. Holders who hold ordinary shares in any year in which we are a PFIC will be required to file IRS Form 8621 regarding any distributions received on the ordinary shares and any gain realized on the disposition of such shares and an annual information return (also on IRS Form 8621) relating to their ownership of our ordinary shares. In addition, other reporting requirements may apply.

        In certain circumstances, holders of PFIC shares can avoid the rules described above by electing to treat the PFIC as a "qualified electing fund" under Section 1295 of the Code. However, because we do not intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election, this option will not be available to U.S. Holders.

        You are urged to consult your own tax advisor regarding the application of the PFIC rules to your investment in our ordinary shares.

Reporting Requirements and Backup Withholding

        Information reporting to the IRS generally will be required with respect to payments on the ordinary shares and proceeds of the sale of the ordinary shares paid within the United States or through certain U.S.-related financial intermediaries to holders that are U.S. taxpayers, other than exempt recipients. A "backup" withholding tax may apply to those payments if such a holder fails to provide a taxpayer identification number to the paying agent and to certify that no loss of exemption from backup withholding has occurred (or if such holder otherwise fails to establish an exemption). We or the applicable paying agent will withhold on a distribution if required by applicable law. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

        U.S. Holders that own certain "foreign financial assets" (which may include the ordinary shares) are required to report information relating to such assets, subject to certain exceptions, on IRS Form 8938. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114, Report of Foreign Bank and Financial Accounts ("FBAR") with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding the applicability of FBAR and other reporting requirements in light of their individual circumstances.

        THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE ORDINARY SHARES.

Luxembourg Tax Considerations

        The following is a general overview of certain important Luxembourg tax consequences that may be or become relevant in relation to a shareholder only and is presented by way of guidance only. It does not purport to be a complete summary of tax law and practice currently applicable in Luxembourg. Any potential investor should consult its own tax advisor for more information about the tax consequences of acquiring, owning and disposing of the shares as it relates to the shareholder's particular circumstances. This taxation overview does not discuss every aspect of taxation that may be relevant to a particular purchaser under special circumstances or who is subject to special treatment under applicable law. This overview is based on Luxembourg tax law in force and applied in Luxembourg at the date of this prospectus. The laws upon which this overview is based may change. Any such changes could apply with retroactive effect and could affect the continued validity of this overview.

  Preliminary Consideration on the Luxembourg Tax Residency of the Company's Shareholders

        A shareholder will not become a resident, nor be deemed to be a resident, of Luxembourg, by merely holding the shares, or by the execution, performance, delivery and/or enforcement of the shares.

  Withholding Tax on Dividends

        To the extent there are any dividends paid with respect to our ordinary shares, these dividends are normally subject to withholding tax in Luxembourg at the domestic rate of 15%, unless (i) the reduced withholding tax rates as provided for by relevant double taxation treaties apply or, (ii) the conditions to benefit from the exemption of withholding tax set out under article 147 Luxembourg income tax law of December 4, 1967 ("LITL") are met:

  •
  on the date the distribution is made available to a shareholder, the relevant shareholder holds or commits to hold directly or through a tax transparent vehicle, during an uninterrupted period of at least 12 months, a participation (a) representing at least 10% of the share capital of the Company, or (b) having an acquisition cost of at least €1.2 million; and

  •
  the beneficiary of the dividends is:

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  a company ("société à caractère collectif") resident in Luxembourg fully liable to Luxembourg tax;

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  an EU resident company within the meaning of article 2 of the EU Council Directive 90/435/EC of July 23, 1990 concerning the common fiscal regime applicable to parent and subsidiary companies of different member states ("the Parent-Subsidiary Directive", to be read with the Circular L.I.R. No.147/1 of March 6, 2012) or its Luxembourg permanent establishment; or

    •
    a Swiss corporation which is liable to Swiss corporate tax without benefiting from an exemption;

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    a company subject to an income taxation comparable to the Luxembourg corporate income tax (in practice a tax rate of 10.5% applied on a comparable taxable basis should be acceptable), which is resident in a country having a double taxation treaty with Luxembourg or its Luxembourg permanent establishment;

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    a corporation or a cooperative company resident in a non-European Union country that is member of the EEA that is fully subject to an income taxation corresponding to the Luxembourg corporate income tax; or

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    a permanent establishment of a corporation or a cooperative company resident in a non-European Union country member of the EEA.

        With respect to the application of this exemption, Luxembourg tax authorities take the view that the withholding tax should be applied to any distributions made to shareholders holding a direct participation of at least 10% (or having an acquisition cost of at least of €1.2 million) before the 12 months period has elapsed. Repayment of this withholding tax can ultimately be requested by the relevant shareholder.

        A common anti-abuse rule (the "CAAR") was introduced in the Parent-Subsidiary Directive and was implemented by the EU Member States, including Luxembourg, in their national law effective on January 1, 2016. Under the new law, dividend distributions do not benefit from the withholding tax exemption when (i) the beneficiary is an EU resident company or a permanent establishment in another EU Member State of a company resident in a EU Member State and (ii) the distributions are made in the framework of an arrangement which, having been put in place with where one of the main purposes is obtaining a tax advantage that defeats the object or purposes of the Parent-Subsidiary Directive, and is not genuine in light of all the relevant facts and circumstances. An arrangement will not be considered genuine to the extent it is not put in place for valid economic reasons which reflect economic reality.

        To the extent a withholding tax applies the Company is responsible for withholding taxable amounts.

  Capital Decrease

        The reimbursement of share capital, including share premium, by the Company is not treated as a dividend distribution for Luxembourg withholding tax purposes and thus not subject to any withholding tax, provided (i) there are no reserves or profits at the Company level, and (ii) the capital decrease is motivated by sound business reasons. In case the Company does not have sound business reasons to proceed to a capital decrease, the entire amount paid will be subject to a 15% withholding tax, unless the conditions for an exemption or a reduction from the withholding tax on dividends set forth above are met.

        A repurchase of shares with an immediate cancellation of the shares follows in principle the same tax treatment as a reimbursement of share capital. However, in such a case, if the shareholder ceases to be a shareholder, the reimbursement will not be subject to a withholding tax. In case the shares are not immediately cancelled, a repurchase of shares may be treated for Luxembourg tax purposes as a dividend distribution.

Income Taxation of Luxembourg Resident Shareholders

  Luxembourg Resident Individuals

        50% of the dividends received by resident individuals, who act in the course of either their private wealth or their professional/business activities, are subject to income tax at the progressive ordinary rate (with the maximum effective marginal tax rate being at 42.8% or 43.6% depending on the amount of taxable income). The other 50% of the dividends received are tax-exempt. The 15% withholding tax may be offset against this income tax liability.

        A gain realized upon the sale, disposal or redemption (however, in the case of a partial redemption the tax treatment applied will be the same as for dividends) of shares by Luxembourg resident individual shareholders, acting in the course of the management of their private wealth is not subject to Luxembourg income tax, provided this sale, disposal or redemption took place more than 6 months after the shares were acquired and provided the shares do not represent a substantial shareholding. A shareholding is considered a substantial shareholding in limited cases, in particular if (i) the relevant shareholder has held, either alone or together with its spouse or partner and/or its minor children, either directly or indirectly, at any time within the five years preceding the realization of the gain, more than 10% of the share capital of the Company, or (ii) the taxpayer acquired free of charge, within the 5 years preceding the transfer, a participation that constituted a substantial participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same five-year period). Capital gains realized on a substantial participation more than 6 months after the acquisition thereof are subject to income tax according to the half-global rate method (i.e., the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the substantial participation). A disposal may include a sale, an exchange, a contribution or any other kind of alienation of the shareholding. Capital gains realized on the disposal of the shares by resident individual holders, who act in the course of their professional or business activities, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the shares have been disposed of and the lower of their cost or book value.

        50% of the dividends received by resident individuals, who act in the course of their professional and business activities, are subject to the municipal business tax ("MBT") at a rate depending on the municipality which varies from 6% to 10.5%. However, for resident individuals, MBT is fully tax deductible.

  Luxembourg Corporate Residents

        Luxembourg resident corporate shareholders (société à caractère collectif) of the Company must include 50% of the dividends received and any capital gains derived from the shares, in their taxable profits for Luxembourg income tax assessment purposes (corporate income tax ("CIT") and MBT at the maximum aggregate rate of 29.2% in 2016 for corporate shareholders having their statutory seat in Luxembourg City). The other 50% of the dividends received are tax exempt. The 15% withholding tax may be offset against the income tax liability. Taxable gains are determined as being the difference between the sale, repurchase or redemption price and the lower of the cost or book value of the shares sold or redeemed.

        However, dividends and liquidation proceeds received by Luxembourg resident corporate shareholders from the Company will be exempt from CIT and MBT in case of a participation held directly, or indirectly through a tax transparent vehicle, representing at least 10% of the share capital of the Company or an acquisition price of at least €1.2 million, provided that at the time of the income is made available, the recipient has held or commits to hold the participation during an uninterrupted period of at least twelve months.

        Capital gains realized upon disposal of the shares by a Luxembourg resident corporate shareholder will be exempted in case of a participation held directly, or indirectly through a tax transparent vehicle, representing at least 10% of the share capital of the Company or an acquisition price of at least €6 million, provided that at the time of the disposal, the beneficiary has held or commits to hold the participation during an uninterrupted period of at least twelve months.

  Luxembourg Residents Benefiting from a Special Tax Regime

        Luxembourg resident shareholders of the Company that are entities benefiting from a special tax regime, such as, (i) undertakings for collective investment subject to the amended law of December 17, 2010 (Loi du 17 décembre 2010 concernant les sociétés de placement), (ii) specialized investment funds subject to the amended law of February 13, 2007 (Loi du 13 février 2007 relative aux fonds d'investissement spécialisés), or (iii) family wealth management companies governed by the amended law of May 11, 2007 (Loi du 11 mai 2007 relative à la création une société de gestion de patrimoine familial (SPF)) are tax exempt entities in Luxembourg and are thus not subject to any Luxembourg income tax.

Income Taxation of Luxembourg Non-resident Shareholders

        Shareholders of the Company who are non-residents of Luxembourg and who have neither a permanent establishment nor a permanent representative in Luxembourg to which or to whom the shares are attributable, are generally not liable to any Luxembourg income tax.

        As an exception, a non-resident shareholder may be liable to Luxembourg income tax on capital gains realized on the shares if it has held, either alone or together with its spouse or partner and/or its minor children, directly or indirectly, at any time within the five years preceding the disposal of the shares, more than 10% of the shares of the Company and it has either (i) held the shares for less than 6 months, or (ii) been a Luxembourg resident taxpayer for more than 15 years and became a non-resident less than five years before the realization of the capital gains on the shares. Depending on the shareholder's residence, such non-resident shareholders might, however, claim tax treaty benefits in order to avoid Luxembourg tax on any such capital gains.

        Non-resident corporate shareholders that have a permanent establishment or a permanent representative in Luxembourg to which or whom the shares are attributable, must include any income received, as well as any gain realized on the sale, disposal or redemption of shares, in their taxable income for Luxembourg tax assessment purposes. The same inclusion applies to individuals, acting in the course of the management of a professional or business undertaking, who have a permanent establishment or a permanent representative in Luxembourg to which or whom the shares are attributable. Taxable gains are determined as being the difference between the sale, repurchase, or redemption price and the lower of the cost or book value of the shares sold or redeemed.

Net Wealth Tax

        Luxembourg resident shareholders and shareholders who have a permanent establishment or a permanent representative in Luxembourg to which or whom the shares are attributable are subject to Luxembourg net wealth tax ("NWT") on such shares, except if such shareholder is (i) a resident or non-resident individual taxpayer, (ii) an undertaking for collective investment subject to the amended law of December 17, 2010 (Loi du 17 décembre 2010 concernant les sociétés de placement collectif), (iii) a securitization company governed by the amended law of March 22, 2004 on securitization (Loi du 22 mars 2004 relative à la titrisation), (iv) a company governed by the amended law of June 15, 2004 on venture capital vehicles (Loi du 15 juin 2004 relative à la Société d'investissement en capital à risque (SICAR)), (v) a specialized investment fund governed by the amended law of February 13, 2007 (Loi du 13 février 2007 relative aux fonds d'investissement spécialisés), (vi) a family wealth management company governed by the amended law of May 11, 2007 (Loi du 11 mai 2007 relative à la création d'une société de gestion de patrimoine familial (SPF)), or (vii) a resident corporate shareholder who holds a participation directly, or indirectly through a tax transparent vehicle, representing at least 10% of the share capital of the Company or an acquisition price of at least € 1.2 million. However, if the shareholder is a vehicle listed above under (iii), (iv) or (vii), as from 1 January 2016, it might be subject (a) to a minimum net wealth tax of EUR 3,210, if it holds assets such as fixed financial assets, receivables owed to affiliated companies, transferable securities, postal checking accounts, checks and cash, in a proportion that exceeds 90% of its total balance sheet value and if the total balance sheet value exceeds EUR 350,000 or (b) to a minimum net wealth tax between EUR 535 and EUR 32,100 based on the total amount of its assets.

Other Taxes

        No Luxembourg value added tax, Luxembourg registration duties, or similar taxes are levied on the transfer of the shares.

        No estate or inheritance tax is levied on the transfer of the shares upon death of a shareholder of the Company in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

        Luxembourg tax may be levied on a gift or donation of the shares if embodied in a Luxembourg notarial deed or otherwise registered in Luxembourg. Where a shareholder is a resident of Luxembourg for tax purposes at the time of his death, the shares are included in its taxable estate for inheritance tax or estate tax purposes.

Foreign Account Tax Compliance Act (FATCA) Requirements

        FATCA requires financial institutions to report on an annual basis to the IRS certain information on U.S. persons that hold accounts outside the U.S., as a safeguard against U.S. tax evasion. In addition, FATCA generally imposes a 30% withholding tax on certain U.S. source payments (including dividends and gross proceeds from the sale or other disposal of property that can produce U.S. source income) when made to an individual or entity that does not comply with FATCA provisions. Under applicable U.S. Treasury Regulations, withholding pursuant to FATCA with respect to gross proceeds will apply only after January 1, 2019. The 30% withholding could also apply to payments otherwise attributable to U.S. source income (also known as "foreign pass-through payments").

        On March 28, 2014, the U.S. and the Grand Duchy of Luxembourg signed an intergovernmental agreement (IGA) in the form of Model 1, which requires Luxembourg financial institutions to report all FATCA-related information to their own governmental agencies, which would then report such information to the IRS. The IGA has been implemented in Luxembourg by a law dated July 24, 2015.

        Investors should consult their own tax advisors regarding the FATCA requirements with respect to their own situation on their investment in the Company. In particular, investors who hold their investment through intermediaries should confirm the FATCA compliance status of those intermediaries to ensure that they do not suffer U.S. withholding tax on their investment returns.

SELLING SHAREHOLDER

        The following table sets forth information regarding the beneficial ownership of our ordinary shares as of September 6, 2016, and as adjusted to give effect to the offering by the selling shareholder.

        The percentage of beneficial ownership is calculated based on 45,145,431 ordinary shares outstanding as of September 6, 2016, excluding treasury shares, and the number of unissued shares as to which such selling shareholder has the right to acquire voting and/or investment power within 60 days. The beneficial ownership information set forth below was provided by or on behalf of the selling shareholder, and we have not independently verified the accuracy or completeness of the information so provided.

	Shares Owned Before the Offering			Shares Owned After the Offering
			Shares Offered Hereby
Name of Selling Shareholder	Number	Percentage		Number	Percentage
Bain Capital Everest Manager Holding SCA(1)	10,669,567	23.6%	10,669,567	—	—

(1)
The general partner of our Parent is Bain Capital Everest Manager S.à.r.l. ("BCEM"). By virtue of the relationships described in this footnote, BCEM may be deemed to exercise voting and dispositive power with respect to the shares held by Parent. Michel G. Plantevin, Aurélien Vasseur, Christopher D. Pappas, Stephen Thomas, Felix Hauser, and Stephen M. Zide are each managers of BCEM. The managers of BCEM disclaim beneficial ownership of such shares to the extent attributed to them solely by virtue of serving as a manager of BCEM. All of the outstanding share capital of BCEM is held by Bain Capital Europe Fund III, L.P. ("Europe Fund III") and, in that capacity, Europe Fund III has the power to appoint the managers of BCEM. Bain Capital Investors, LLC ("BCI") is the general partner of Bain Capital Partners Europe III, L.P., which is the general partner of Europe Fund III. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by our Parent. The governance, investment strategy and decision-making process with respect to investments held by Europe Fund III is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel G. Plantevin, Dwight Poler, and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by our Parent. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address for our Parent and BCEM is 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg. Europe Fund III has an address of Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands and BCI has an address c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, Massachusetts 02116. The address of Mr. Hauser is c/o Bain Capital Beteiligungsberatung GmbH Maximilianstrasse 11, 80539 Munich, Germany.

 UNDERWRITING

        Morgan Stanley & Co. LLC is acting as the underwriter in connection with this offering. Subject to the terms and conditions set forth in an underwriting agreement among the Company, the selling shareholder and the underwriter, the underwriter has agreed to purchase 10,669,567 ordinary shares from the selling shareholder at a price of $            per share, which will result in $            of proceeds to the selling shareholder before expenses.

        The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. The underwriter proposes to offer the ordinary shares for sale from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling ordinary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of ordinary shares for whom they may act as agents or to whom they may sell as principals. The difference between the price at which the underwriter purchases ordinary shares and the price at which the underwriter resells such ordinary shares may be deemed underwriting compensation. The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

        The expenses of the offering are estimated at approximately $300,000 and are payable by us. The selling shareholder will not pay any offering expenses. We have agreed with the underwriter to pay actual accountable legal fees and filing fees and other reasonable disbursements of counsel to the underwriter relating to the review and qualification of this offering by the Financial Industry Regulatory Authority, Inc. in an aggregate amount not to exceed $30,000.

        In connection with this offering, we and each of our directors and executive officers have agreed, subject to certain exceptions, that, for a period of 30 days after the date of this prospectus supplement, we and they will not, without the prior written consent of Morgan Stanley & Co. LLC, directly or indirectly issue, sell, offer, pledge or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, any ordinary shares (other than the shares offered pursuant to this offering) or any securities convertible into, or exercisable or exchangeable for, ordinary shares, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or the establishment or increase of a put equivalent position or the liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any ordinary shares or any securities convertible into, or exercisable or exchangeable for, ordinary shares; or publicly announce an intention to effect any such transaction.

        Our ordinary shares are listed on the NYSE under the symbol "TSE."

        In connection with the offering, the underwriter may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. The underwriter may cover any covered short position by purchasing shares in the open market. Stabilizing transactions consist of various bids for or purchases of shares made by the underwriter in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of the shares and may stabilize, together with the imposition of the penalty bid, maintain or otherwise affect the market price of the shares. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

        A prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriter may agree to allocate a number of our ordinary shares for sale to its online brokerage account holders. The underwriter may make Internet distributions on the same basis as other allocations. In addition, our ordinary shares may be sold by the underwriter to securities dealers who resell such shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriter's or the selling shareholder's website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriter or the selling shareholder in its capacity as underwriter or the selling shareholder and should not be relied upon by investors.

        The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the ordinary shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. Ordinary shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such ordinary shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

  Canada

        The ordinary shares offered hereby may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares offered hereby must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms for the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the PD 2010 Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

  United Kingdom

        This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

  Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the "FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

  The Dubai International Financial Center

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the "DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

  Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Ropes & Gray LLP and some of its attorneys are limited partners of RGIP, LP, which is an investor in certain investment funds advised or managed by Bain Capital Private Equity, LP and often a co-investor with such funds. RGIP, LP indirectly owns less than 1% of our outstanding ordinary shares. The validity of the issuance of ordinary shares to be sold in this offering will be passed upon for us by Loyens & Loeff Luxembourg S.à.r.l., Luxembourg. Cahill Gordon & Reindel LLP, New York, New York is acting as counsel to the underwriter.

EXPERTS

        The audited financial statements of Trinseo S.A. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, except as they relate to Americas Styrenics LLC, and the effectiveness of internal control over financial reporting as of December 31, 2015 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements, except as they relate to Americas Styrenics LLC, and management's assessment of the effectiveness of internal control over financial reporting have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Americas Styrenics LLC, incorporated in this prospectus supplement by reference from Trinseo S.A.'s Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect our ordinary shares being offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. For further information with respect to us and the ordinary shares, reference is made to the registration statement and its exhibits. Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document are not necessarily complete. We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus supplement and the accompanying prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except, in each case, for information "furnished" under Items 2.02, 7.01 or 9.01 on Form 8-K or other information "furnished" to the SEC which is not deemed filed and not incorporated in this prospectus supplement or the accompanying prospectus, until the termination of this offering. We hereby incorporate by reference the following documents:

  •
  Our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016 (File No. 001-36473), and as amended on March 15, 2016;

  •
  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 5, 2016 and August 3, 2016, respectively (File No. 001-36473);

  •
  Our current reports on Form 8-K filed with the SEC on January 26, 2016, February 26, 2016, March 24, 2016, April 5, 2016, May 11, 2016, May 23, 2016, June 22, 2016, July 27, 2016, August 12, 2016, August 16, 2016, August 30, 2016 and August 31, 2016 (File No. 001-36473); and

  •
  The description of our ordinary shares contained in the Registration Statement on Form 8-A, as filed with the SEC on June 2, 2014 (File No. 001-36473).

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Trinseo S.A.
Attn: Corporate Secretary
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA 19312
(610) 240-3200

        Copies of these filings are also available, without charge, on the SEC's website at www.sec.gov and on our website, www.trinseo.com, as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

Trinseo S.A.

37,269,567 Ordinary Shares

        The selling shareholder identified in this prospectus may offer and sell from time to time, in one or more series or issuances and on terms that will be determined at the time of the offering, 37,269,567 ordinary shares of Trinseo S.A. We will not receive any proceeds from the sale of shares by the selling shareholder.

        We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement before you purchase any of the securities offered hereby.

        Our ordinary shares are listed on the New York Stock Exchange under the symbol "TSE." On March 14, 2016, the last sale price of our ordinary shares as reported on the New York Stock Exchange was $34.67 per share.

        Investing in our ordinary shares involves substantial risks. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying our ordinary shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 15, 2016

About this Prospectus	1
About Trinseo S.A.	2
Risk Factors	3
Cautionary Note Regarding Forward-Looking Statements	4
Use of Proceeds	6
Selling Shareholder	6
Plan of Distribution	7
Legal Matters	9
Experts	9
Where You Can Find More Information	9
Incorporation of Certain Information by Reference	9

        We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is current only as of the date of the applicable document.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended ("Securities Act"), using a "shelf" registration process. Under this shelf registration process, the selling shareholder may, on a continuous basis, in one or more offerings, sell or otherwise dispose of up to 37,269,567 ordinary shares. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. You should read the additional information described under "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        We will not receive any proceeds from the sale or other disposition of the ordinary shares registered hereunder.

        We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

        Unless otherwise indicated or the context otherwise requires, the terms "Trinseo," "we," "us," "our," "our Company" and "our business" refer to Trinseo S.A. together with its consolidated subsidiaries. Prior to our formation, our businesses were wholly-owned by The Dow Chemical Company. We refer to our predecessor businesses as "the Styron business." On June 17, 2010, investment funds advised or managed by Bain Capital Partners, LP acquired the Styron business, and Dow Europe Holding B.V., which we refer to as "Dow Europe," or, together with other affiliates of The Dow Chemical Company, "Dow," retained an ownership interest in the Styron business through an indirect ownership interest in us. We refer to this transaction as the "Acquisition." References to "selling shareholder" and "Parent" refer to Bain Capital Everest Manager Holdings SCA described under the heading "Selling Shareholder" on page 6, who may sell shares as described in this prospectus.

        You should carefully read the entire prospectus, including information incorporated by reference into this prospectus and the "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" sections of this prospectus, before deciding whether to invest in our ordinary shares.

 ABOUT TRINSEO S.A.

        Trinseo is a leading global materials company engaged in the manufacture and marketing of synthetic rubber, latex, and plastics, including various specialty and technologically differentiated products. Trinseo's products are incorporated into a wide range of products throughout the world, including tires and other products for automotive applications, carpet and artificial turf backing, coated paper and packaging board, food packaging, appliances, medical devices, consumer electronics and construction applications. Trinseo had approximately $4.0 billion in net sales in 2015, and as of December 31, 2015 had 2,270 employees and 18 manufacturing sites worldwide.

        Trinseo is a Luxembourg limited liability company (société anonyme), with a registered office at 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg and registered with Luxembourg's Register of Commerce and Companies (RCS) under RCS number B153.549.

 RISK FACTORS

        Investing in our ordinary shares involves a high degree of risk. See "Item 1A. Risk Factors" in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q and the "Risk Factors" section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our ordinary shares.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including information incorporated by reference herein, contains forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management's evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, market and regulatory conditions and the following:

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  our current level of indebtedness;

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  the stability of our joint ventures;

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  lawsuits resulting from products or operations;

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  volatility in costs or disruption in the supply of the raw materials utilized for our products;

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  hazards associated with chemical manufacturing;

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  the competitive nature of our end markets;

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  our continued reliance on our relationship with The Dow Chemical Company;

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  our compliance with environmental, health and safety laws;

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  conditions in the global economy and capital markets;

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  any disruptions in production at our manufacturing facilities;

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  increases in the cost of energy;

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  our ability to maintain the necessary licenses and permits we need for our operations;

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  failure to maintain an effective system of internal controls;

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  current insurance not covering all potential exposures;

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  changes in laws and regulations applicable to our business;

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  our dependence upon key executive management and any inability to attract and retain other qualified management personnel;

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  fluctuations in currency exchange rates;

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  strategic acquisitions affecting current operations;

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  the loss of customers;

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  any inability to continue technological innovation and successful introduction of new products;

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  any inability to protect our trademarks, patents or other intellectual property rights;

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  data security breaches;

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  failure of our assumptions and projections to be accurate;

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  local business risks in different countries in which we operate;

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  seasonality of our business; and

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  other risks described in the "Risk Factors" section of this prospectus and the applicable prospectus supplement.

        We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled "Risk Factors" and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other public communications. You should evaluate all forward-looking statements made in this prospectus and the documents incorporated by reference herein in the context of these risks and uncertainties.

        We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus and the documents incorporated by reference herein are made only as of the date of the applicable document. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of our ordinary shares by the selling shareholder.

SELLING SHAREHOLDER

        The selling shareholder named in this prospectus may offer to sell from time to time up to 37,269,567 of our ordinary shares, as provided in this prospectus under the section entitled "Plan of Distribution" and in any applicable prospectus supplement. However, we do not know when or in what amount the selling shareholder may offer its shares for sale under this prospectus. The selling shareholder received such shares in connection with the Acquisition.

			Maximum Number of Shares that may be offered pursuant to this Prospectus
	Shares owned Prior to the Offering			Shares Owned After the Offering
Name	Number of Shares	Percentage		Number of Shares	Percentage
Bain Capital Everest Manager Holdings SCA ("Parent")(1)	37,269,567	76.4%	37,269,567

(1)
The general partner of our Parent is Bain Capital Everest Manager S.à.r.l. ("BCEM"). By virtue of the relationships described in this footnote, BCEM may be deemed to exercise voting and dispositive power with respect to the shares held by Parent. Michel G. Plantevin, Aurélien Vasseur, Christopher D. Pappas, Stephen Thomas, Felix Hauser, and Stephen M. Zide are each managers of BCEM. The managers of BCEM disclaim beneficial ownership of such shares to the extent attributed to them solely by virtue of serving as a manager of BCEM. All of the outstanding share capital of BCEM is held by Bain Capital Europe Fund III, L.P. ("Europe Fund III") and, in that capacity, Europe Fund III has the power to appoint the managers of BCEM. Bain Capital Investors, LLC ("BCI") is the general partner of Bain Capital Partners Europe III, L.P., which is the general partner of Europe Fund III. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by our Parent. The governance, investment strategy and decision-making process with respect to investments held by Europe Fund III is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel G. Plantevin, Dwight Poler, and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by our Parent. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. The address for our Parent and BCEM is 4, rue Lou Hemmer, L-1748 Luxembourg, Grand Duchy of Luxembourg. Europe Fund III has an address of Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands and BCI has an address c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, Massachusetts 02116. The address of Mr. Hauser is c/o Bain Capital Beteiligungsberatung GmbH Maximilianstrasse 11, 80539 Munich, Germany.

 PLAN OF DISTRIBUTION

        The selling shareholder will sell the securities offered hereby in one or more of the following ways (or in any combination there) from time to time:

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  to or through underwriters;

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  through agents;

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  through brokers or dealers;

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  directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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  through a combination of such methods; or

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  through any other method permitted by applicable law.

        A prospectus supplement will describe the terms of the offering of the ordinary shares, including the following:

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  the name or names of any underwriters, dealers or agents and the amount of ordinary shares underwritten or purchased by each of them;

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  the public offering price of the ordinary shares, the proceeds to the selling shareholder, and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents, and other items constituting underwriters', dealers' or agents' compensation;

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  any delayed delivery arrangements; and

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  information about the selling shareholder, including the relationship between the selling shareholder and us.

        Any offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the prospectus supplement and may be changed from time to time.

        Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the ordinary shares being offered thereby.

        The selling shareholder may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from the selling shareholder pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us and the selling shareholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us and the selling shareholder with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business. We and the selling shareholder may also use underwriters or such other third parties with whom we or such selling shareholder have a material relationship. We and the selling shareholder will describe the nature of any such relationship in the applicable prospectus supplement.

        Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in our ordinary shares. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of our ordinary shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

        Our ordinary shares are listed on The New York Stock Exchange. Underwriters may make a market in our ordinary shares, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market in our ordinary shares.

        Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the ordinary shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the ordinary shares originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the ordinary shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

 LEGAL MATTERS

        Certain legal matters in connection with this offering will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Ropes & Gray LLP and some of its attorneys are limited partners of RGIP, LP, which is an investor in certain investment funds advised or managed by Bain Capital Partners, LP and often a co-investor with such funds. RGIP, LP indirectly owns less than 1% of our outstanding ordinary shares. The validity of the issuance of ordinary shares to be sold in this offering will be passed upon for us by Loyens & Loeff Luxembourg S.à.r.l., Luxembourg.

EXPERTS

        The audited financial statements of Trinseo S.A. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, except as they relate to Americas Styrenics LLC, and the effectiveness of internal control over financial reporting as of December 31, 2015 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements, except as they relate to Americas Styrenics LLC, and management's assessment of the effectiveness of internal control over financial reporting have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Americas Styrenics LLC, incorporated in this prospectus by reference from Trinseo S.A.'s Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our ordinary shares being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the ordinary shares, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. These materials may also be accessed electronically from the SEC's website, www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus information we file with it, which means that we can disclose important information to you by referring to these documents. The information incorporated by reference is considered to be part of this prospectus and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, except for information furnished under Items 2.02, 7.01, or 9.01 on Form 8-K or other information "furnished"

to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

  •
  Our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016 (File No. 001-36473), and as amended on March 15, 2016;

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  Our current reports on Form 8-K filed with the SEC on January 26, 2016 and February 26, 2016; and

  •
  The description of our ordinary shares contained in the Registration Statement on Form 8-A, as filed with the SEC on June 2, 2014 (File No.001-36473).

        You may request a copy of these filing, at no cost, by writing or telephoning us at:

Trinseo S.A.
Attn: Corporate Secretary
1000 Chesterbrook Boulevard
Suite 300
Berwyn, PA 19312
(610) 240-3200

        Copies of the filings are also available, without charge on the SEC's website, www.sec.gov, and on our website, www.trinseo.com, as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

Trinseo S.A.

10,669,567 Ordinary Shares

PROSPECTUS SUPPLEMENT

Morgan Stanley